Exhibit 99.1

MaxCyte Reports Second Quarter and Half-Year 2021 Financial Results

Provides Preliminary 2021 Revenue Projections

GAITHERSBURG, MD, September 13, 2021 — MaxCyte, Inc., (NASDAQ: MXCT; LSE: MXCT, MXCN), a leading commercial cell engineering company focused on providing enabling platform technologies to advance innovative cell-based research as well as next-generation cell therapeutic discovery, development and commercialization, today announced its financial results for its second quarter and six months ended June 30, 2021.

Second Quarter & Recent Highlights

•	Total revenue of $7.1 million in the second quarter of 2021, representing 38% growth compared to the same period in 2020

•	Excluding SPL Program-related revenue, revenue from cell therapy customers was $4.8 million for the second quarter, an increase of 59% year-over-year, while revenue from drug discovery customers was $1.8 million in the second quarter, an increase of 60% year-over-year. SPL Program-related revenue was $0.5 million in the second quarter, as compared to $1.0 million for the same period in 2020

•	Signed two new SPL agreements with Celularity, Inc. (Q2) and Sana Biotechnology, Inc. (Q3) for the use of MaxCyte's Flow Electroporation® ExPERT™ platform to advance cellular research and development of cell-based therapies

•	Expanded Board of Directors with the appointment of Ms. Rekha Hemrajani and Dr. Yasir Al-Wakeel

•	Completed U.S. initial public offering on Nasdaq Global Select Stock Market, raising $201.8 million in gross proceeds

“We are pleased to report strong second quarter and half year results driven by growth in instrument revenue and disposable sales to the cell therapy market as our cell therapy partners continue to progress into and through the clinic. We also saw a resurgence of growth in drug discovery customers as new disposables introduced in 2020 have started to gain traction, driving both instrument and disposable sales growth,” said Doug Doerfler, President and CEO of MaxCyte.

“Our customer base is expanding and we continue to increase the number of strategic partnerships. We now have 14 SPL agreements covering over 75 potential clinical programs, which is a testament to MaxCyte’s reputation as a leading collaborator for complex cellular engineering. With the proceeds from our IPO in the U.S., MaxCyte is well-positioned to support growing adoption of the ExpertTM platform technology for cellular-based research and next-generation therapeutic development.”

Second Quarter Financial Results

Total revenue for the second quarter of 2021 was $7.1 million, compared to $5.2 million in the second quarter of 2020, representing year-over-year growth of 38%. Overall sales to the cell therapy (up 59%) and the drug discovery (up 60%) markets were each sources of strength in the quarter.

The Company recognized $0.5 million in Program-related revenue in the quarter (comprised of pre-commercial milestone revenues) as compared to $1.0 million in Program-related revenue in the second quarter of 2020.

Gross profit for the second quarter of 2021 was $6.3 million (89% gross margin), compared to $4.7 million (91% gross margin) in the same period of the prior year. The slight decline in gross margin was driven by the reduction in SPL Program-related revenues; excluding SPL Program-related revenues, gross margin was relatively unchanged.

Operating expenses for the second quarter of 2021 were $10.7 million, compared to operating expenses of $7.5 million in the second quarter of 2020. The overall increase in operating expense was principally driven by a $3.3 million increase in compensation expense associated with increased headcount and higher stock-based compensation (principally due to stock-price appreciation), as well as a $1.0 million increase in legal and professional service expenses. Partially offsetting this expense growth was a $1.9 million decline in CARMA-related expenses compared with the same period last year. As of March 2021, all pre-clinical and clinical activities related to the CARMA platform were substantially completed.

Second quarter 2021 net loss was ($4.4) million compared to net loss of ($3.0) million for the same period in 2020.

Total cash, cash equivalents and short-term investments was $73.4 million as of June 30, 2021 excluding the $201.8 million in gross proceeds from the U.S. IPO that closed in August 2021.

Preliminary 2021 Revenue

Following our recent IPO on the Nasdaq, the company is establishing an initial projection of total revenue of approximately $30 million for fiscal year 2021.

First Half 2021 Financial Results

Total revenue for the first half of 2021 was $13.6 million, compared to $10.9 million in the first half of 2020, representing year-over-year growth of 25%. Overall sales to the cell therapy (up 53%) and the drug discovery (up 22%) markets were each sources of strength in the first half.

The Company recognized $0.5 million in Program-related revenue in the first half (comprised of pre-commercial milestone revenues) as compared to $1.8 million in Program-related revenue in the first half of 2020.

Gross profit for the first half of 2021 was $12.1 million (89% gross margin), compared to $9.8 million (90% gross margin) in the same period of the prior year. The slight decline in gross margin was driven by the reduction in SPL Program-related revenues; excluding SPL Program-related revenues, gross margin was relatively unchanged.

Operating expenses for the first half of 2021 were $22.9 million, compared to operating expenses of $15.6 million in the first half of 2020. The overall increase in operating expense was principally driven by a $5.8 million increase in compensation expense associated with increased headcount and higher stock-based compensation (principally due to stock-price appreciation), as well as a $1.4 million increase in legal and professional service expenses. Partially offsetting this expense growth was a $0.8 million decline in CARMA-related expenses compared with the same period last year. As of March 2021, all pre-clinical and clinical activities related to the CARMA platform were substantially completed.

First half 2021 net loss was ($11.5) million compared to net loss of ($6.1) million for the same period in 2020.

Webcast and Conference Call Details

MaxCyte will host a conference call today, September 13, 2021, at 4:30 p.m. Eastern Time. Interested parties may access the live teleconference by dialing (844) 679-0933 for domestic callers or (918) 922-6914 for international callers, followed by Conference ID: 3199124. A live and archived webcast of the event will be available on the “Events” section of the MaxCyte website at https://investors.maxcyte.com/

About MaxCyte

Maxcyte is a leading commercial cell engineering company focused on providing enabling platform technologies to advance innovative cell-based research as well as next-generation cell therapeutic discovery, development and commercialization. Over the past twenty years, we have developed and commercialized our proprietary Flow Electroporation platform, which facilitates complex engineering of a wide variety of cells.  Our ExPERT® platform, which is based on our Flow Electroporation technology, has been designed to support the rapidly expanding cell therapy market and can be utilized across the continuum of the high-growth cell therapy sector, from discovery and development through commercialization of next-generation, cell-based medicines. The ExPERT family of products includes: three instruments, the ATx, STx and GTx; a portfolio of proprietary related processing assemblies or disposables; and software protocols, all supported by a robust worldwide intellectual property portfolio.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements regarding our revenue guidance for the year ending December 31, 2021 and expectations regarding the progression of our customers’ programs into and through clinical trials. The words "may," “might,” "will," "could," "would," "should," "expect," "plan," "anticipate," "intend," "believe," “expect,” "estimate," “seek,” "predict," “future,” "project," "potential," "continue," "target" and similar words or expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements in this press release are based on management's current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this press release, including, without limitation, risks associated with the impact of COVID-19 on our operations; the timing of our customers’ ongoing and planned clinical trials; the adequacy of our cash resources and availability of financing on commercially reasonable terms; and general market and economic conditions. These and other risks and uncertainties are described in greater detail in the section entitled "Risk Factors" in our final prospectus dated July 29, 2021, filed with the Securities and Exchange Commission on July 30, 2021, as well as discussions of potential risks, uncertainties, and other important factors in the other filings that we make with the Securities and Exchange Commission from time to time. These documents are available under the “SEC filings” page of the Investors section of our website at http://investors.maxcyte.com. Any forward-looking statements represent our views only as of the date of this press release and should not be relied upon as representing our views as of any subsequent date. We explicitly disclaim any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. No representations or warranties (expressed or implied) are made about the accuracy of any such forward-looking statements.

MaxCyte Contacts:

US IR Adviser Gilmartin Group David Deuchler, CFA	+1 415-937-5400 ir@maxcyte.com

Nominated Adviser and Joint Corporate Broker Panmure Gordon Emma Earl / Freddy Crossley Corporate Broking Rupert Dearden	+44 (0)20 7886 2500

UK IR Adviser Consilium Strategic Communications Mary-Jane Elliott Chris Welsh	+44 (0)203 709 5700 maxcyte@consilium-comms.com

MaxCyte, Inc. Unaudited Condensed Consolidated Balance Sheets

	June 30,	December 31,
	2021	2020
	(Unaudited)	(Note 2)
Assets
Current assets:
Cash and cash equivalents	$37,423,200	$18,755,200
Short-term investments, at amortized cost	35,968,700	16,007,500
Accounts receivable, net	5,719,200	5,171,900
Inventory, net	4,169,500	4,315,800
Other current assets	1,345,700	1,003,000
Total current assets	84,626,300	45,253,400

Property and equipment, net	5,472,200	4,546,200
Right of use asset - operating leases	1,173,900	1,728,300
Right of use asset - finance leases	170,700	218,300
Other assets	1,704,100	33,900
Total assets	$93,147,200	$51,780,100

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$644,700	$890,200
Accrued expenses and other	4,518,300	5,308,500
Operating lease liability, current	616,500	572,600
Deferred revenue, current portion	6,754,800	4,843,000
Total current liabilities	12,534,300	11,614,300

Note payable, net of discount, and deferred fees	—	4,917,000
Operating lease liability, net of current portion	606,700	1,234,600
Other liabilities	1,185,000	788,800
Total liabilities	14,326,000	18,554,700

Commitments and contingencies (Note 7)
Stockholders’ equity
Common stock, $0.01 par value; 200,000,000 shares authorized, 84,719,345 and 77,382,473 shares issued and outstanding at June 30, 2021 and December 31, 2020, respectively	847,200	773,800
Additional paid-in capital	184,723,700	127,673,900
Accumulated deficit	(106,749,700)	(95,222,300)
Total stockholders’ equity	78,821,200	33,225,400
Total liabilities and stockholders’ equity	$93,147,200	$51,780,100

MaxCyte, Inc.
Unaudited Condensed Consolidated Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenue	$7,108,100	$5,150,400	$13,602,900	$10,892,400
Costs of goods sold	784,500	466,300	1,477,600	1,125,300
Gross profit	6,323,600	4,684,100	12,125,300	9,767,100

Operating expenses:
Research and development	3,205,500	4,090,400	9,283,200	8,335,100
Sales and marketing	2,912,900	1,843,900	5,702,000	3,894,000
General and administrative	4,622,400	1,594,400	7,930,400	3,370,900
Total operating expenses	10,740,800	7,528,700	22,915,600	15,600,000
Operating loss	(4,417,200)	(2,844,600)	(10,790,300)	(5,832,900)

Other income (expense):
Interest and other expense	(13,200)	(164,700)	(755,500)	(281,800)
Interest income	8,600	5,200	18,400	48,700
Total other income (expense)	(4,600)	(159,500)	(737,100)	(233,100)
Provision for income taxes	—	—	—	—
Net loss	$(4,421,800)	$(3,004,100)	$(11,527,400)	$(6,066,000)
Basic and diluted net loss per share	$(0.05)	$(0.05)	$(0.14)	$(0.10)
Weighted average shares outstanding, basic and diluted	84,706,516	65,834,978	82,865,526	61,619,280

MaxCyte, Inc.
Unaudited Condensed Consolidated Statements of Cash Flows

	Six Months Ended June 30,
	2021	2020
Cash flows from operating activities:
Net loss	$(11,527,400)	$(6,066,000)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization on property and equipment, net	641,400	478,200
Net book value of consigned equipment sold	13,900	12,000
Loss on disposal of fixed assets	19,800	51,300
Fair value adjustment of liability classified warrant	358,200	-
Stock-based compensation	3,225,000	1,106,600
Bad debt (recovery) expense	-	(117,200)
Amortization of discounts on short-term investments	1,900	(1,100)
Noncash interest expense	5,400	10,800

Changes in operating assets and liabilities:
Accounts receivable	(547,300)	(385,600)
Inventory	(182,300)	(608,900)
Other current assets	(342,700)	9,700
Right of use asset – operating leases	554,400	258,200
Right of use asset – finance lease	47,600	35,700
Other assets	(1,670,200)	(100,000)
Accounts payable, accrued expenses and other	(992,400)	(2,339,200)
Operating lease liability	(584,000)	(248,800)
Deferred revenue	1,911,800	1,879,000
Other liabilities	38,000	(14,300)
Net cash used in operating activities	$(9,028,900)	$(6,039,600)

Cash flows from investing activities:
Purchases of short-term investments	(35,963,100)	(1,001,100)
Maturities of short-term investments	16,000,000	2,500,000
Purchases of property and equipment	(1,271,100)	(1,049,900)
Proceeds from sale of equipment	4,600	-
Net cash (used in) provided by investing activities	(21,229,600)	449,000

Cash flows from financing activities:
Net proceeds from issuance of common stock	51,808,900	28,567,200
Borrowings under notes payable	-	1,440,000
Principal payments on notes payable	(4,922,400)	(1,440,000)
Proceeds from exercise of stock options	2,089,300	-
Principal payments on finance leases	(49,300)	(15,700)
Net cash provided by financing activities	48,926,500	28,551,500
Net increase (decrease) in cash and cash equivalents	18,668,000	22,960,900
Cash and cash equivalents, beginning of period	18,755,200	15,210,800
Cash and cash equivalents, end of period	$37,423,200	$38,171,700

MaxCyte, Inc.

Unaudited Revenue by Market (in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Cell Therapy	$4,766	$2,999	$9,494	$6,188
Drug Discovery	1,838	1,150	3,601	2,950
Program-related	504	1,002	508	1,754
Total Revenue	$7,108	$5,150	$13,603	$10,892